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                                 CONFIDENTIAL
                      INTERACTIVE MARKETING AGREEMENT

    This Interactive Marketing Agreement (the "Agreement"), dated as of August 1, 1998 (the "Effective Date"), is between America Online, Inc. ("AOL"), a Delaware corporation, with offices at 22000 AOL Way, Dulles, Virginia 20166, and DVD Express, Inc. ("MP"), a California corporation, with offices at 7083 Hollywood Boulevard, Suite 100, Los Angeles, CA 90028. AOL and MP may be referred to individually as a "Party" and collectively as the "Parties."


                                  INTRODUCTION

    AOL and MP each desires to enter into an interactive marketing relationship whereby AOL will promote and distribute an interactive site referred to (and further defined) herein as the Affiliated MP Site. This relationship is further described below and is subject to the terms and conditions set forth in this Agreement. Defined terms used but not defined in the body of the Agreement will be as defined on Exhibit B attached hereto.

                                     TERMS

1.  PROMOTION, DISTRIBUTION AND MARKETING.

    1.1 AOL PROMOTION OF AFFILIATED MP SITE. Provided that MP is in compliance with all material terms of this Agreement, AOL shall be obligated to provide MP with the promotions for the Affiliated MP Site described on Exhibit A attached hereto. Subject to MP's reasonable approval, AOL will have the right to fulfill its promotional commitments with respect to any of the foregoing by providing MP comparable promotional placements in appropriate alternative areas of the AOL Network. In addition, if AOL is unable to deliver any particular Promotion, AOL will work with MP to provide MP, as its sole remedy, a comparable promotional placement. AOL reserves the right to redesign or modify the organization, structure, "look and feel," navigation and other elements of the AOL Network at any time. In the event such modifications materially and adversely affect any specific Promotion, AOL will work with MP to provide MP, as its sole remedy, a comparable promotional placement. The promotions described on Exhibit A and any comparable promotions provided herein shall be referred to as the "Promotions."

    1.2 IMPRESSIONS COMMITMENT. During the Term, AOL shall deliver up to [***] Impressions to MP through the Promotions (the "Impressions Commitment"). With respect to the Impressions Commitment, AOL will not be obligated to provide in excess of any Impressions target amounts (as specified on Exhibit A) in any year. In the event AOL provides an excess of Impressions in any year, the annual Impressions target for the subsequent year will be reduced by the amount of such windfall. Any shortfall in Impressions at the end of a year will not be deemed a breach of the Agreement by AOL; instead such shortfall will be added to the Impressions target for the subsequent year. In the event there is (or will be in AOL's reasonable judgment) a shortfall in Impressions as of the end of the Initial Term (a "Final Shortfall"), as MP's sole remedy, AOL will either (i) continue to provide MP with Integrated Promotions until such time as the Impressions which comprise the Final Shortfall are delivered or (ii) provide MP with targeted advertising placements on the AOL Network which have a total value, based on AOL's then-current advertising rate card, equal to the value of the Final Shortfall (determined by multiplying the percentage of Impressions that were not delivered by the total guaranteed payment provided for below). In the event that at any point during the Term, Site Revenues generated by MP hereunder shall exceed the Aggregate Revenue Threshold, the entire Impressions Commitment will be deemed satisfied; provided, however, that AOL shall continue to provide MP with all integrated Promotions as provided on Exhibit A until the expiration of the Initial Term.

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    1.3  CONTENT OF PROMOTIONS. Promotions for MP will link only to the
         Affiliated MP Site and will promote only the Premier Product. The specific MP Content to be contained within the Promotions (including, without limitation, advertising banners and contextual promotions) (the "Promo Content") will be determined by MP, subject to AOL's technical limitations, the terms of this Agreement and AOL's then-applicable policies relating to advertising and promotions. MP will submit in advance to AOL for its review a quarterly online marketing plan with respect to the Affiliated MP Site. The Parties will meet in person or by telephone at least monthly to review operations and performance hereunder, including a review of the Promo Content to ensure that it is designed to maximize performance. MP will consistently update the Promo Content no less than twice per week. Except to the extent expressly described herein, the specific form, placement, duration and nature of the Promotions will be as determined by AOL in its reasonable editorial discretion (consistent with the editorial composition of the applicable screens).

    1.4. MP PROMOTION OF AFFILIATED MP SITE AND AOL. As set forth in fuller detail in Exhibit C, MP will promote AOL as its preferred Interactive Service and will promote the availability of the Affiliated MP Site through the AOL Network. MP will not implement or authorize any promotion similar in any respect (including, without limitation, in scope, purpose, amount, prominence or regularity) to the promotion required or provided pursuant to Exhibit C for any other Interactive Service.

2.  AFFILIATED MP SITE.

    2.1 CONTENT. MP will make available through the Affiliated MP Site the comprehensive offering of Products and other related Content described on Exhibit D. Except as mutually agreed in writing by the Parties, the Affiliated MP Site will contain only Content that is directly related to the Products listed on Exhibit D and will not contain any third-party products, services, programming or other Content. All sales of Products through the Affiliated MP Site will be conducted through a direct sales format; MP will not promote, sell, offer or otherwise distribute any products through any format other than a direct sales format (e.g., through an auction or club format) without the prior written consent of AOL. Notwithstanding the foregoing, MP shall have the right to offer or distribute products through an auction format so long as the availability of an auction format for the purchase of products on the Affiliated MP Site is promoted by MP at least two (2) clicks away from the AOL Service and the products made available through an auction format shall be subject to the prior written approval of AOL. MP will review, delete, edit, create, update and otherwise manage all Content available on or through the Affiliated MP Site in accordance with the terms of this Agreement. MP will ensure that the Affiliated MP Site does not in any respect promote, advertise, market or distribute the products, services or content of any other Interactive Service or any entity reasonably construed to be in competition with AOL or any third party with which AOL has an exclusivity or premier arrangement.

    2.2 PRODUCTION WORK. Except as agreed to in writing by the Parties pursuant to the "Production Work" section of the Standard Online Commerce Terms & Conditions attached hereto as Exhibit F, MP will be responsible for all production work associated with the Affiliated MP Site, including all related costs and expenses.

    2.3 TECHNOLOGY. MP will take all reasonable steps necessary to conform its promotion and sale of Products through the Affiliated MP Site to the then-existing technologies identified by AOL which are optimized for the AOL Service. Additionally, MP shall have the right to make available to AOL users (i) "streaming audio or video" or any comparable audio or video delivery technology and (ii) "wav" files, "mpeg" files or other downloadable, nonstreamed audio or video files through any linked pages of the Affiliated MP Site; provided that, MP shall not make available any full length Video Products or any substantial portion thereof on the AOL Network, through the products described in either clause (i) or (ii)


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         above, and (b) if MP's provision of the foregoing products result in an increase in AOL's network costs, AOL shall have the right to restrict MP's offering of the foregoing and the Parties shall renegotiate the economic terms of this Agreement. AOL will be entitled to require reasonable changes to the Content (including, without limitation, the features or functionality) within any linked pages of the Affiliated MP Site to the extent such Content will, in AOL's good faith judgment, adversely affect any operational aspect of the AOL Network. AOL reserves the right to review and test the Affiliated MP Site from time to time to determine whether the site is compatible with AOL's then-available client and host software and the AOL Network.

    2.4 PRODUCT OFFERING. MP will ensure that the Affiliated MP Site includes all of the Products and other Content (including, without limitation, any features, offers, contests, functionality or technology) that are then made available by or on behalf of MP through any Additional MP Channel; provided, however, that (i) such inclusion will not be required where it is commercially or technically impractical to either Party (i.e., inclusion would cause either Party to incur substantial incremental costs); and (ii) the specific changes in scope, nature and/or offerings required by such inclusion will be subject to AOL's review and approval and the terms of this Agreement.

    2.5 PRICING AND TERMS. MP will ensure that: (i) the prices (and any other required consideration) for Products in the Affiliated MP Site do not exceed the prices for the Products or substantially similar Products offered by or on behalf of MP through any Additional MP Channel; (ii) the terms and conditions related to Products in the Affiliated MP Site are no less favorable in any respect to the terms and conditions for the Products or substantially similar Products offered by or on behalf of MP through any Additional MP Channel; and (iii) both the prices and the terms and conditions related to Products in the Affiliated MP Site are reasonably competitive in all material respects with the prices and terms and conditions for the Products or substantially similar Products offered by any MP Competitor through any Interactive Site.

    2.6 SPECIAL OFFERS. MP will (i) use best efforts to promote through the Affiliated MP Site any special or promotional offers made available by or on behalf of MP through any Additional MP Channel and (ii) promote through the Affiliated MP Site on a regular and consistent basis special offers exclusively available to AOL Members and/or AOL Users ((i) and (ii) collectively, the "Special Offers"). MP will provide AOL with reasonable prior notice of Special Offers so that AOL can market the availability of such Special Offers in the manner AOL deems appropriate in its editorial discretion, subject to the terms and conditions hereof.

    2.7 OPERATING STANDARDS. MP will ensure that the Affiliated MP Site complies at all times with the standards set forth in Exhibit E. To the extent site standards are not established in Exhibit E with respect to any aspect or portion of the Affiliated MP Site (or the Products or other Content contained therein), MP will provide such aspect of portion at a level of accuracy, quality, completeness, and timeliness which meets or exceeds prevailing standards in the video sale and rental industry. In the event MP fails to comply with any material terms of this Agreement or any Exhibit attached hereto, AOL will have the right (in addition to any other remedies available to AOL hereunder) to decrease the promotion it provides to MP hereunder (and to decrease or cease any other contractual obligation hereunder) until such time as MP corrects its non-compliance (and in such event, AOL will be relieved of the proportionate amount of any promotional commitment made to MP by AOL hereunder corresponding to such decrease in promotion) and (b) any revenue threshold(s) set forth in Section 4 will each be adjusted proportionately to correspond to such decrease in promotion and other obligations during the period of non-compliance. In the event that AOL decreases the promotions it provides to MP hereunder, AOL shall promptly provide MP with notice thereof.


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    2.8  ADVERTISING SALES. MP shall have the right to sell promotions, advertisements, links, pointers or similar services or rights through the Affiliated MP Site ("Advertisements"). The specific advertising inventory within the Affiliated MP Site will be as reasonably determined by MP. Notwithstanding the foregoing, in the event that MP desires to retain a third party to sell advertising in the Affiliated MP Site on behalf of MP, MP shall first offer to AOL the right to sell such Advertisements on behalf of MP on terms and conditions that are no less favorable than those offered to any third party. MP and AOL shall share the revenues derived from the sale of Advertisements in the Affiliated MP Site pursuant to Section
         4.3 hereof. All Advertisements in the Affiliated MP Site shall be subject to AOL's then-applicable advertising policies, exclusivities and prior approval.

    2.9 TRAFFIC FLOW. MP will take reasonable efforts to ensure that AOL traffic is either kept within the Affiliated MP Site or channeled back into the AOL Network (with the exception of advertising links sold and implemented pursuant to the Agreement). The Parties will work together on implementing mutually acceptable links from the Affiliated MP Site back to the AOL Service.

3.  PREMIER STATUS.

    3.1 PREMIER PRODUCT. Provided MP is in compliance with all material terms of this Agreement, during the Initial Term, MP will be one of only two third-party resellers of Premier Products (each a "Premier
         Video Partner") expressly promoted by AOL in the specific manner and on the specific screens of the AOL Service designated as "Premier Screens" as provided on Exhibit A attached hereto.

    3.2 EXCEPTIONS. Notwithstanding anything to the contrary contained in this Section 3 (and without limiting any actions which may be taken by AOL without violation of MP's rights hereunder), no provision of this Agreement will limit AOL's ability (on or off the AOL Network) to: (i) undertake activities or perform duties pursuant to existing arrangements with third parties (or pursuant to any agreements to which AOL becomes a party subsequent to the Effective Date as a result of a Change of Control, assignment, merger, acquisition or other similar transaction); (ii) sell advertisement placements (e.g. banners, buttons, links, sponsorships), including standard placements in any shopping area or channel; (iii) sell advertisement placements to any video club, motion picture, television or film studio or any entity which creates films, television programs, or motion picture theatrical productions; (iv) sell advertisement placements to any reseller of Video Products, provided that, except for the other Premier Video Partner, such promotions or advertisements cannot promote any online transactions in connection with Video Products or link to a web site which offers online transactions in connection with Video Products; (v) enter into an arrangement with any third party for the primary purpose of acquiring AOL Members whereby such party is allowed to promote or market products or services to AOL Members that are acquired as a result of such agreement; (vi) create contextual links or editorial commentary relating to any third party marketer of the Premier Product; or (vii) promote, advertise or distribute the products of any third party which is an aggregator of products (i.e., it is primarily engaged in activities other than marketing Video Products) (each an "Aggregator"); provided that such promotions do not expressly promote an Aggregator's Premier Product within the Premier Screens.

    3.3 PRODUCT OFFER RIGHT. In the event that MP does not offer certain Video Products through the Affiliated MP Site, and if AOL, in its reasonable judgment, determines that the offering of such Video Products is important to a good AOL User experience, MP shall have thirty (30) days after notice from AOL to provide such Video
         Products in the MP Affiliated Site, and if within such thirty (30) day period MP is unable to provide such Video Products, AOL shall have the right to engage other third parties to provide such Video Products.


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4.        PAYMENTS.

          4.1. GUARANTEED AOL SERVICE PAYMENTS. Subject to the provisions of Section 4.2 hereof, MP will pay AOL a non-refundable guaranteed payment of Fifteen Million Dollars (US $15,000,000) as follows:

                    (i)   [***]

                    (ii)  [***]

                    (iii) [***]

                    (iv)  [***]

          4.2. ACCELERATION OF PAYMENTS. (i) If a Financing Event shall occur at any time prior to the [***] any payments due to AOL pursuant to Section 4.1(i) or (ii) which have not yet been paid shall immediately accelerate and shall be due and payable within five (5) days of the occurrence of the Financing Event, provided, however, that if the Financing Event results in proceeds to MP of less than [***] (a "Minor Financing Event"), then the portion of the payments due pursuant to Section 4.1(i) or (ii) which shall be accelerated, shall be equal to [***] of the proceeds received in the Minor Financing Event, and the remainder of the payments due pursuant to Section 4.1(i) or (ii) (to the extent any shall remain) shall be paid on the date(s) specified in Section 4.1(i) and (ii), or (ii) if a Major Financing Event shall occur, and such Major Financing Event occurs (a) prior to the [***] then
                    (x) any payments due to AOL pursuant to Section 4.1(i) or
                    (ii) which have not yet been paid shall immediately accelerate and shall be due and payable within five (5) days of the occurrence of the Major Financing Event and
                    (y), the payments provided for in Section 4.1(iii)(b) shall immediately accelerate and MP shall pay AOL a total of [***] on the [***] or (b) after the [***] but prior to the [***] then the payments required pursuant to Section 4.1(iii)(b) shall immediately accelerate and MP shall make such payments to AOL within five (5) days of the occurrence of the Major Financing Event.

          4.3. SHARING OF TRANSACTION REVENUES. If at any time during the Term, (i) quarterly Site Revenues shall exceed [***] (the "First Quarterly Hurdle") but is less than [***] (the "Second Quarterly Hurdle"), MP shall pay to AOL an amount equal to [***] of the Transaction Revenues derived by MP between the First Quarterly Hurdle and the Second Quarterly Hurdle or (ii) quarterly Site Revenues shall exceed the Second Quarterly Hurdle, MP shall pay to AOL an amount equal to [***] of Transaction Revenues derived by MP after the Second Quarterly Hurdle has been met. Notwithstanding the foregoing, if aggregate annual Site Revenues shall exceed (a) [***] (the "First Annual Hurdle") but is less than [***] (the "Second Annual Hurdle"), MP shall pay AOL an amount equal to [***] of the Transaction Revenues derived by MP between the First Annual Hurdle and the Second Annual Hurdle or (b) the Second Annual Hurdle, MP shall pay to AOL an amount equal to [***] of the Transaction Revenues derived by MP after the Second Annual Hurdle is met. MP will pay all of the foregoing amounts to AOL within thirty (30) days following the end of the quarter in which the applicable Transaction Revenues were generated.


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          4.4.      SHARING OF ADVERTISING REVENUES. MP shall pay AOL an
                    amount equal to [***] of all Advertising Revenues generated hereunder. MP shall make the foregoing payments to AOL on a quarterly basis within thirty (30) days following the end of the quarter in which such amounts were generated by MP.

          4.5. PAYMENTS ON RENEWAL/EXPIRATION. Pursuant to Section 6.2 hereof, upon renewal or expiration of this Agreement (as the case may be), MP will pay to AOL either (i) a percentage of Transaction Revenues that is equal to the most favorable percentage of Transaction Revenues paid by MP to any other third party that enters into a similar marketing arrangement with MP (provided that such amount does not exceed, in any given year, twenty five percent (25%) of MP's gross margins as reported by MP from time in MP's audited financial statements) and an amount equal to [***] of Advertising Revenues (the "Renewal Revenue Share") or (ii) the Renewal Revenue Share less amounts derived by MP from AOL Purchasers acquired during the Initial Term.

          4.6. ALTERNATIVE REVENUE STREAMS. In the event MP or any of its affiliates (a) receives or desires to receive, directly or indirectly, any compensation in connection with the Affiliated MP Site other than Site Revenues (an "Alternative Revenue Stream"), MP will promptly inform AOL in writing, and the Parties will negotiate in good faith regarding whether MP will be allowed to market Products producing such Alternative Revenue Stream through the Affiliated MP Site, and if so, the equitable portion of revenues from such Alternative Revenue Stream (if applicable) that will be shared with AOL (in no event less than the percentage of Transaction Revenues to be paid to AOL pursuant to this Section 4).

          4.7. LATE PAYMENTS; WIRED PAYMENTS. All amounts owed hereunder not paid when due and payable will bear interest from the date such amounts are due and payable at the prime rate in effect at such time. All payments required hereunder will be paid in immediately available, non-refundable US funds wired to the "America Online" account, Account Number 323070752 at The Chase Manhattan Bank, 1 Chase Manhattan Plaza, New York, NY 10081 (ABA: 021000021).

          4.8. AUDITING RIGHTS. MP will maintain complete, clear and accurate records of all expenses, revenues and fees in connection with the performance of this Agreement. For the sole purpose of ensuring compliance with this Agreement, AOL will have the right, at its expense, to direct an independent certified public accounting firm to conduct a reasonable and necessary inspection of portions of the books and records of MP which are relevant to MP's performance pursuant to this Agreement. Any such audit may be conducted after twenty (20) business days prior written notice only once during any twelve (12) month period.

          4.9. TAXES. MP will collect and pay and indemnify and hold AOL harmless from, any sales, use, excise, import or export value added or similar tax or duty not based on AOL's net income, including any penalties and interest, as well as any costs associated with the collection or withholding thereof, including attorneys' fees.

          4.10.     REPORTS.

                    4.10.1.    SALES REPORTS. MP will provide AOL in an
                              automated manner with a monthly report in an AOL-designated format, detailing the following activity in such period (and any other information mutually agreed upon by the Parties or reasonably required for measuring revenue activity by MP through the Affiliated MP Site):
                              (i) summary sales information by day (date, number of Products, number of orders, total Transaction Revenues); and (ii) detailed sales information (order data/timestamp (if technically feasible), purchaser name and screenname, SKU or Product description) (in information in clauses (i) and (ii), "Sales Reports"). AOL will be entitled to use the Sales Reports in its business operations, subject to


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                              the terms of this Agreement. More generally,
                              each payment to be made by MP pursuant to this
                              Section 4 will be accompanied by a report containing information which supports the payment, including information identifying (i) gross Transaction Revenues and all items deducted or excluded from gross Transaction Revenues to produce Transaction Revenues, including, without limitation, chargebacks and credits for returned or canceled goods or services (and, where possible, an explanation of the type of reason therefor, e.g., bad credit card information, poor customer service, etc.) and (ii) any applicable Advertising Revenues. AOL shall provide MP with standard monthly usage information related to the Promotions (e.g. a schedule of the Impressions delivered by AOL at such time) which are similar in substance and form to the reports provided by AOL to other interactive marketing partners similar to MP.

                    4.10.2. FRAUDULENT TRANSACTIONS. To the extent permitted by applicable laws, MP will provide AOL with an prompt report of any fraudulent order, including the date, screenname or email address and amount associated with such order, promptly following MP obtaining knowledge that the order is, in fact, fraudulent.

5. WARRANTS. In connection with the obligations of the Parties hereunder, and subject to the provisions hereof, MP shall enter into the Common Stock Subscription Warrant Agreement substantially in the form of Exhibit H attached hereto (the "Warrant Agreement"). Provided, however, that in the event MP shall not have entered into the Warrant Agreement within sixty (60) days after the execution date hereof, AOL shall not be required to perform its obligations hereunder.

6.        TERM; RENEWAL; TERMINATION.

          6.1. TERM. Unless earlier terminated as set forth herein, the initial term of this Agreement will be thirty eight (38) months from the Effective Date (the "Initial Term").

          6.2. RENEWAL. Upon conclusion of the initial term of this Agreement, AOL will have the right to renew the Agreement for successive one-year renewal terms (each a "Renewal Term" and together with the Initial Term, the "Term"). During any such Renewal Term: (i) MP will not be required to pay any guaranteed, fixed payment or perform the cross-promotional obligations specified in Section 1;
                    and (ii) AOL will not be required to provide MP with prominent promotional placements as described on Exhibit A; provided that (iii) for so long as AOL may elect to continue to provide MP with prominent promotional placements (including permanent placements in video related and shopping areas) during a Renewal Term, MP will continue to perform its cross-promotional obligations and MP will pay to AOL the payments provided for pursuant to
                    Section 4.4(i) hereof. In the event that AOL does not elect to continue to provide MP with prominent promotional placements, then MP will pay to AOL the payments provided for in Section 4.4(ii) hereof. A Renewal Term shall automatically commence following the expiration of the Initial Term (or prior Renewal Term, as the case may be), provided that AOL shall be entitled to terminate any such Renewal Term with thirty (30) days prior written notice to MP.

          6.3. EXPIRATION OF TERM. Upon expiration of the Initial Term or the Term, as the case may be, AOL shall have the right to promote one or more "pointers" or links from the AOL Network to the Affiliated MP Site or, at MP's option, to an MP Interactive Site selling products substantially similar to the MP products, and use MP's tradenames, trademarks and service marks in connection with such promotion. In such event, MP shall make the payments provided for in Section 4.4(ii) hereof, and the Parties will continue to be bound by the legal provisions of Exhibit G attached hereto.

          6.4. TERMINATION FOR BREACH. Except as expressly provided elsewhere in this Agreement, either Party may terminate this Agreement at any time in the event of a material breach of

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                    the Agreement by the other Party which remains uncured
                    after thirty (30) days written notice thereof to the other Party (or such shorter period as may be specified elsewhere in this Agreement); provided that AOL will not be required to provide notice to MP in connection with MP's failure to make any payment to AOL required hereunder, and the cure period with respect to any scheduled payment will be fifteen (15) days from the date for such payment provided for herein. Notwithstanding the foregoing, in the event of a material breach of a provision that expressly requires action to be completed within an express period shorter than 30 days, either Party may terminate this Agreement if the breach remains uncured after written notice thereof to the other Party.

          6.5. TERMINATION FOR BANKRUPTCY/INSOLVENCY. Either Party may terminate this Agreement immediately following written notice to the other Party if the other Party (i) ceases to do business in the normal course, (ii) becomes or is declared insolvent or bankrupt, (iii) is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within (90) calendar days or (iv) makes an assignment for the benefit of creditors.

          6.6. TERMINATION ON CHANGE OF CONTROL. In the event of (i) a Change of Control of MP resulting in control of MP by an Interactive Service or (ii) a Change of Control of AOL, AOL may terminate this Agreement by providing thirty (30) days prior written notice of such intent to terminate.

          6.7. EARLY TERMINATION RIGHT. Notwithstanding anything to the contrary contained herein, AOL shall have the right to cancel this Agreement by providing MP with no less than thirty (30) days written notice, on the one (1) year anniversary of the Effective Date. In the event that AOL exercises its termination right pursuant to this Section 6.7, and provided that MP shall not have generated Transaction Revenues in excess of [***] as of the termination date, then AOL shall pay to MP [***] within thirty (30) days after the termination becomes effective, and MP shall not be required to make the payments provided for in Sections 4.1(iv)(b) and 4.1(v).

7.        MANAGEMENT COMMITTEE/ARBITRATION.

          7.1. MANAGEMENT COMMITTEE. The Parties will act in good faith and use commercially reasonable efforts to promptly resolve any dispute, claim, controversy or disagreement (each a "Dispute") between the Parties or any of their respective subsidiaries, affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby. If the Parties cannot resolve the Dispute within such time frame, the Dispute will be submitted to the Management Committee for resolution. For ten (10) days following submission of the Dispute to the Management Committee, the Management Committee will have the exclusive right to resolve such Dispute; provided further that the Management Committee will have the final and exclusive right to resolve Disputes arising from any provision of the Agreement which expressly or implicitly provides for the Parties to reach mutual agreement as to certain terms. If the Management Committee is unable to amicably resolve the Dispute during the ten-day period, the the Management Committee will consider in good faith the possibility of retaining a third party mediator to facilitate resolution of the Dispute. In the event the Management Committee elects not to to retain a mediator, the dispute will be subject to the resolution mechanisms described below. "Management Committee" will mean a committee made up of a senior executive from each of the Parties for the purpose of resolving Disputes under this Section 7 and generally overseeing the relationship between the Parties contemplated by this Agreement. Neither Party will seek, nor will be entitled to seek, binding outside resolution


*** CERTAIN CONFIDENTIAL INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

              of the Dispute unless and until the Parties have been unable amicably to resolve the Dispute as set forth in this Section 7 and then, only in compliance with the procedures set forth in this Section 7.

       7.2.   ARBITRATION.  Except for Disputes relating to issues of
              (i) proprietary rights, including but not limited to intellectual property and confidentiality, and (ii) any provision of the Agreement which expressly or implicitly provides for the Parties to reach mutual agreement as to certain terms (which will be resolved by the Parties solely and exclusively through amicable resolution as set forth in Section 7.1), any Dispute not resolved by amicable resolution as set forth in Section 7.1 will be governed exclusively and finally by arbitration. Such arbitration will be conducted by the American Arbitration Association ("AAA") in Washington, D.C. and will be initiated and conducted in accordance with the Commercial Arbitration
              Rules ("Commercial Rules") of the AAA, including the AAA Supplementary Procedures for Large Complex Commercial Disputes ("Complex Procedures"), as such rules will be in effect on the date of delivery of a demand for arbitration ("Demand"), except to the extent that such rules are inconsistent with the provisions set forth herein. Notwithstanding the foregoing, the Parties may agree in good faith that the Complex Procedures will not apply in order to promote the efficient arbitration of Disputes where the nature of the Dispute, including without limitation the amount in controversy, does not justify the application of such procedures.

       7.3. SELECTION OF ARBITRATORS. The arbitration panel will consist of three arbitrators. Each Party will name an arbitrator within ten (10) days after the delivery of the Demand. The two arbitrators named by the Parties may have prior relationships with the naming Party, which in a judicial setting would be considered a conflict of interest. The third arbitrator, selected by the first two, should be a neutral participant, with no prior working relationship with either Party. If the two arbitrators are unable to select a third arbitrator within ten (10) days, a third neutral arbitrator will be appointed by the AAA from the panel of commercial arbitrators of any of the AAA Large and Complex Resolution Programs. If a vacancy in the arbitration panel occurs after the hearings have commenced, the remaining arbitrator or arbitrators may not continue with the hearing and determination of the controversy, unless the Parties agree otherwise.

       7.4. GOVERNING LAW. The Federal Arbitration Act, 9 U.S.C. Secs. 1-16, and not state law, will govern the arbitrability of all Disputes. The arbitrators will allow such discovery as is appropriate to the purposes of arbitration in accomplishing a fair, speedy and cost-effective resolution of the Disputes. The arbitrators will reference the Federal Rules of Civil Procedure then in effect in setting the scope and timing of discovery.
              The Federal Rules of Evidence will apply in toto. The arbitrators may enter a default decision against any Party who fails to participate in the arbitration proceedings.

       7.5. ARBITRATION AWARDS. The arbitrators will have the authority to award compensatory damages only. Any award by the arbitrators will be accompanied by a written opinion setting forth the findings of fact and conclusions of law relied upon in reaching the decision. The award rendered by the arbitrators will be final, binding and non-appealable, and judgment upon such award may be entered by any court of competent jurisdiction. The Parties agree that the existence, conduct and content of any arbitration will be kept confidential and no Party will disclose to any person any information about such arbitration, except as may be required by law or by any governmental authority or for financial reporting purposes in each Party's financial statements.

       7.6. FEES. Each Party will pay the fees of its own attorneys, expenses of witnesses and all other expenses and costs in connection with the presentation of such Party's case (collectively, "Attorneys' Fees"). The remaining costs of the arbitration, including without limitation, fees of the arbitrators, costs of records or transcripts and administrative fees (collectively, "Arbitration Costs") will be born equally by the Parties. Notwithstanding the foregoing, the arbitrators may modify the allocation of Arbitration Costs and award Attorneys' Fees in those cases where fairness dictates a different allocation of Arbitration Costs between the Parties and an award of Attorneys' Fees to the prevailing Party as determined by the arbitrators.

       7.7. NON ARBITRATABLE DISPUTES. Any Dispute that is not subject to final resolution by the Management Committee or to arbitration under this Section 7 or by law (collectively, "Non-Arbitration Claims") will be brought in a court of competent jurisdiction in the Commonwealth of Virginia. Each Party irrevocably consents to the exclusive jurisdiction of the courts of the Commonwealth of Virginia and the federal courts situated in the Commonwealth of Virginia, over any and all Non-Arbitration Claims and any and all actions to enforce such claims or to recover damages or other relief in connection with such claims.

8. STANDARD TERMS. The Standard Online Commerce Terms & Conditions set forth on Exhibit F attached hereto and Standard Legal Terms & Conditions set forth on Exhibit G attached hereto are each hereby made a part of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

AMERICA ONLINE, INC.                   DVD EXPRESS, INC.


By: /s/ [illegible]                    By: /s/ Michael Dubelko
    --------------------------             --------------------------
Name                                   Name: Michael Dubelko
Title:                                 Title: President

                                EXHIBIT A

                            PLACEMENT/PROMOTION

                    AOL SERVICE, DCI, AOL INTERNATIONAL

--------------------------------------------------------------------------------
     SCREEN                    DESCRIPTION                     TYPE OF PLACEMENT
     ------                    -----------                     -----------------
--------------------------------------------------------------------------------
     LEVEL 1 PROMOTIONS
--------------------------------------------------------------------------------
 1   Entertainment Channel-    Permanent Branded Presence;     Premier Screen*
     Home Video Main           (placement scheduled for 11/98)
--------------------------------------------------------------------------------
 2   Entertainment Channel,    Rotational Banners
     Run of Channel (Movies,
     Video, etc.)
--------------------------------------------------------------------------------
 3   Network Programming-      Seasonal and Holiday Premium
     Seasonal/Holiday          Promotional Packages; Rotational
     Contextual Packages       Banners
--------------------------------------------------------------------------------
 4   AOL Shopping Channel:     Anchor Tenant Placement
     Electronics & Video
     Department
--------------------------------------------------------------------------------
 5   AOL Shopping Channel:     Tenant Placement
     Computing Software
     Department
--------------------------------------------------------------------------------
 6   AOL Shopping Channel:     Seasonal and Holiday Premium
     Holiday Gift Programs     Rotational Banners
--------------------------------------------------------------------------------
 7   DCI National Page         Rotational placements-banners or
                               graphic/text integration
--------------------------------------------------------------------------------
 8   DCI Main City Level Page  Rotational placements-banners or graphic/text integration
--------------------------------------------------------------------------------
 9   DCI-Movie Guide           Permanent Anchor Tenant
--------------------------------------------------------------------------------
 10  DCI Entertainment Main    Rotational placements-banners or
     Screens                   graphic/text integration
--------------------------------------------------------------------------------
 11  Sports, Lifestyles,       Contextual Promotion and/or
     Interests, Personal       Rotational Banners
     Finance, Health, Travel,
     Research & Learn,
     Infuluence and Games
     Channels; AOL Live
--------------------------------------------------------------------------------
 12  Three (3) AOL Service     Three (3) permanent Keywords for
     keywords,                 DVD Express brand
--------------------------------------------------------------------------------

    * To the extent that MP develops Content in connection with the Exclusive Products which is satisfactory to AOL in its reasonable judgement and discretion, AOL will provide MP with greater contextual integration of such Content on this screen.

--------------------------------------------------------------------------------
     LEVEL 2 PROMOTIONS
--------------------------------------------------------------------------------
 1   People Connection:        Rotational Banners in Contextually Relevent Chat
     Arts and Entertainment
--------------------------------------------------------------------------------
 2   Run of Service-           Rotational Banners Targeted by Key Demographic/
     Demographically           Psychographic Variables
     Targeted Banners
--------------------------------------------------------------------------------
 3   Entertainment Channel     Rotational Banners
     Newsletters
--------------------------------------------------------------------------------
 4   AOL Find                  Placement in Products area of AOL Find
--------------------------------------------------------------------------------
 5   International (AOL Asia   Placement in Entertainment and Shopping areas
     and AOL Europe)
--------------------------------------------------------------------------------
     LEVEL 3 PROMOTIONS
--------------------------------------------------------------------------------
 1   Run of Service-           Rotational Banners; Random Serving
     General
--------------------------------------------------------------------------------
 2   Other Comparable          As determined by the Parties
     Promotions
--------------------------------------------------------------------------------
     TOTAL IMPRESSIONS:        [ * * * ]
--------------------------------------------------------------------------------

                                   AOL.com

--------------------------------------------------------------------------------
     SCREEN                    DESCRIPTION
     ------                    -----------
--------------------------------------------------------------------------------
     LEVEL 1 PROMOTIONS
--------------------------------------------------------------------------------
 1   AOL.com Shopping          Permanent Anchor Tenant Placement (or equivalent
     Channel: Books, Music,    in case of redesign)
     Video Department (or
     equivalent case of
     redesign)
--------------------------------------------------------------------------------
 2   AOL.com Shopping          Tenant Placement
     Channel: Computing
     Software Department
--------------------------------------------------------------------------------
 3   AOL.com movies,           Contextual Placement and/or Rotational Promotion
     Entertainment, other
     channels
--------------------------------------------------------------------------------
 4   AOL.com Keyword           Entertainment Keyword Packages, Computing
     Package                   Software keyword package
--------------------------------------------------------------------------------
     LEVEL 2 PROMOTIONS
--------------------------------------------------------------------------------
 1   AOL.com Home Page         Banner on Home Page
--------------------------------------------------------------------------------
 2   Other Comparable           As determined by the Parties
     Broad Reach
     Promotions
--------------------------------------------------------------------------------
     TOTAL IMPRESSIONS         [ * * * ]
--------------------------------------------------------------------------------
                            BONUS IMPRESSIONS POOL
--------------------------------------------------------------------------------
     LEVEL 1 PROMOTIONS        [ * * * ]
--------------------------------------------------------------------------------
            OR
--------------------------------------------------------------------------------
     LEVEL 2 PROMOTIONS        [ * * * ]
--------------------------------------------------------------------------------
            OR
--------------------------------------------------------------------------------
     LEVEL 3 PROMOTIONS        [ * * * ]
--------------------------------------------------------------------------------

*** CERTAIN CONFIDENTIAL INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

During the first year of the Initial Term, AOL shall have the right, in its sole discretion, to provide MP with the foregoing "bonus" Impressions in the manner specified above and the Impressions Commitment will be adjusted accordingly.


    ESTIMATED AGGREGATE
    ANNUAL IMPRESSIONS
    TARGETS
    Year 1                      [***]
    Year 2                      [***]
    Year 3                      [***]
    TOTAL                       [***]


*** CERTAIN CONFIDENTIAL INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                EXHIBIT B

                               DEFINITIONS

The following definitions will apply to this Agreement:

ADDITIONAL MP CHANNEL. Any other distribution channel (e.g., an Interactive Service other than AOL) through which MP makes available an offering comparable in nature to the Affiliated MP Site.

ADVERTISING REVENUES. The combination of AOL Advertising Revenues and Internet Advertising Revenues:

     AOL ADVERTISING REVENUES. Aggregate amounts collected plus the fair market value of any other compensation received (such as barter advertising) by MP, AOL or either Party's agents, as the case may be, arising from the license or sale of advertisements, promotions, links or sponsorships ("Advertisements") that appear within any pages of the Affiliated MP Site which may be exclusively available to AOL Users, less applicable Advertising Sales Commissions. AOL Advertising Revenues does not include amounts arising from Advertisements on any screens or forms preceding, framing or otherwise directly associated with the Affiliated MP Site, which will be sold exclusively by AOL.

     INTERNET ADVERTISING REVENUES. For each Advertisement on a page of the Affiliated MP Site or any MP Interactive Site which is not exclusively available to AOL Users, the product of : (a) the amount collected plus the fair market value of any other compensation received (such as barter advertising) by MP or its agents arising from the license or sale of such Advertisement attributable to a given period of time less applicable Advertising Sales Commissions and (b) the quotient of (i) Impressions on the page containing such Advertisement by AOL Users for such period of time divided by (ii) total Impressions on the page containing such Advertisement by all users for such period of time (the "Internet Advertising Quotient") (or such other percentage or formula as is mutually agreed upon in writing by the Parties). MP will be responsible for calculating the Internet Advertising Quotient related to Internet Advertising Revenues. For any period during which MP fails to calculate the Internet Advertising Quotient (other than as a sole result of AOL's failure to provide necessary Impressions information), such quotient will be deemed to be one hundred percent (100%).

ADVERTISING SALES COMMISSION. (i) Actual amounts paid as commission to third party agencies by either buyer or seller in connection with sale of the Advertisement or (ii) [***] in the event the Party has sold the Advertisement directly and will not be deducting any third party agency commissions.

AFFILIATED MP SITE. The specific MP Interactive Site to be promoted and distributed by AOL hereunder through which MP can market and complete transactions regarding its Products.

AGGREGATE REVENUE THRESHOLD. Site Revenues generated by MP hereunder equal to [***].

AOL INTERACTIVE SITE. Any Interactive Site which is managed, maintained, owned or controlled by AOL or its agents.

AOL LOOK AND FEEL. The elements of graphics, design, organization, presentation, layout, user interface, navigation and stylistic convention (including the digital implementations thereof) which are generally associated with Interactive Sites within the AOL Service or AOL.com.

AOL MEMBER. Any authorized user of the AOL Service, including any sub-accounts using the AOL Service under an authorized master account.

*** CERTAIN CONFIDENTIAL INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AOL NETWORK. (i) The AOL Service, (ii) AOL.com and (iii) any other product or service owned, operated, distributed or authorized to be distributed by or through AOL or its affiliates worldwide (and including those properties excluded from the definitions of the AOL Service or AOL.com). It is understood and agreed that the rights of MP relate only to the AOL Service and AOL.com and not generally to the AOL Network.

AOL PURCHASER. (i) Any person or entity who enters the Affiliated MP Site from the AOL Network including, without limitation, from any third party area therein (to the extent entry from such third party area is traceable through both Parties' commercially reasonable efforts), and generates Transaction Revenues (regardless of whether such person or entity provides an e-mail address during registration or entrance to the Affiliated MP Site which includes a domain other than an "AOL.com" domain); and (ii) any other person or entity who, when purchasing a product, good or service through an MP Interactive Site, provides an AOL.com domain name as part of such person or entity's e-mail address; provided that any person or entity who has previously satisfied the definition of AOL Purchaser will remain an AOL Purchaser, and any subsequent purchases by such person or entity will also give rise to Transaction Revenues hereunder (and will not be conditioned on the person or entity's satisfaction of clauses (i) or (ii) above).

AOL SERVICE. The standard narrow-band U.S. version of the America Online-Registered Trademark- brand service, specifically excluding (a)
AOL.com or any other AOL Interactive Site, (b) the international versions of an America Online service (e.g., AOL Japan), (c) "ICQ," "AOL NetFind-TM-,"
"AOL Instant Messenger-TM-," "Digital Cities,"NetMail-TM-," "Electra", "Thrive", "Real Fans", "Love@AOL", "Entertainment Asylum" or any similar independent product, service or property which may be offered by, through or with the U.S. version of the America Online-Registered Trademark- brand service, (d) any programming or Content area offered by or through the U.S. version of the America Online-Registered Trademark- brand service over which AOL does not exercise complete operational control (including, without limitation, Content areas controlled by other parties and member-created Content areas), (e) any yellow pages, white pages, classifieds or other search, directory or review services or Content offered by or through the U.S. version of the America Online-Registered Trademark- brand service, (f) any property, feature, product or service which AOL or its affiliates may acquire subsequent to the Effective Date and (g) any other version of an America Online service which is materially different from the standard narrow-band U.S. version of the America Online brand service, by virtue of its branding, distribution, functionality, Content and services, including, without limitation, any co-branded version of the service and any version distributed through any broadband distribution platform or through any platform or device other than a desktop personal computer.

AOL USER. Any user of the AOL Service, AOL.com or the AOL Network.

AOL.com. AOL's primary Internet-based Interactive Site marketed under the "AOL.COM-TM-" brand, specifically excluding (a) the AOL Service, (b) any international versions of such site, (c) "ICQ, "AOL NetFind-TM-," "AOL Instant Messenger-TM-,"NetMail-TM-" or any similar independent product or service offered by or through such site or any other AOL Interactive Site,
(d) any programming or Content area offered by or through such site over which AOL does not exercise complete operational control (including, without limitation, Content areas controlled by other parties and member-created Content areas), (e) any programming or Content area offered by or through the U.S. version of the America Online-Registered Trademark- brand service which was operated, maintained or controlled by the former AOL Studios division (e.g., Electra), (f) any yellow pages, white pages, classifieds or other search, directory or review services or Content offered by or through such site or any other AOL Interactive Site, (g) any property, feature, product or service which AOL or its affiliates may acquire subsequent to the Effective Date and (h) any other version of an America Online Interactive Site which is materially different from AOL's primary Internet-based Interactive Site marketed under the "AOL.COM-TM-" brand, by virtue of its branding, distribution, functionality, Content and services, including, without limitation, any co-branded versions and any version distributed through any broadband distribution platform or through any platform or device other than a desktop personal computer.

CHANGE OF CONTROL. (a) The consummation of a reorganization, merger or consolidation or sale or other disposition of substantially all of the assets of a party; or (b) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1933, as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) or more than 50% of either (i) the then outstanding shares of common stock of such party; or (ii) the combined voting power of the then outstanding voting securities of such party entitled to vote generally in the election of directors.

CONFIDENTIAL INFORMATION. Any information relating to or disclosed in the course of the Agreement, which is or should be reasonably understood to be confidential or proprietary to the disclosing Party, including, but not limited to, the material terms of this Agreement, information about AOL Members, AOL Users, AOL Purchasers and MP customers, technical processes and formulas, source codes, product designs, sales, cost and other unpublished financial information, product and business plans, projections, and marketing data. "Confidential Information" will not include information (a) already lawfully known to or independently developed by the receiving Party, (b) disclosed in published materials, (c) generally known to the public, or (d) lawfully obtained from any third party.

CONTENT. Text, images, video, audio (including, without limitation, music used in synchronism or timed relation with visual displays) and other data, Products, advertisements, promotions, links, pointers and software, including any modification, upgrades, updates, enhancements and related documentation.

DCI. Local interactive consumer content and services for particular metropolitan or other local areas in the United States which is developed, assembled, packaged and marketed by Digital City, Inc.

FINANCING EVENT. At any time after the Effective Date, the receipt by MP, in a single transaction or series of related transactions, of funding of at least [***] but less than [***].

IMPRESSION. User exposure to the applicable Promotion, as such exposure may be reasonably determined and measured by AOL in accordance with its standard methodologies and protocols.

INTERACTIVE SERVICE. An entity offering one or more of the following: (i) online or Internet connectivity services (e.g., an Internet service provider); (ii) a broad selection of aggregated third party interactive content (or navigation thereto) (e.g., an online service or search and directory service); (iii) communications software capable of serving as the principal means through which a user creates, sends and receives electronic mail or real time online messages.

INTERACTIVE SITE. Any interactive site or area, including, by way of example and without limitation, (i) an MP site on the World Wide Web portion of the Internet or (ii) a channel or area delivered through a "push" product such as the Pointcast Network or interactive environment such as Microsoft's Active Desktop.

KEYWORD SEARCH TERMS. The Keyword-TM- online search terms made available on the AOL Service for use by AOL Members, combining AOL's Keyword-TM- online search modifier with a term or phrase specifically related to MP (and determined in accordance with the terms of this Agreement).

LICENSED CONTENT. All Content offered through the Affiliated MP Site pursuant to this Agreement or otherwise provided by MP or its agents in connection herewith (e.g., offline or online promotional Content, Promotions, AOL "slideshows", etc.), including in each case, any modifications, upgrades, updates, enhancements, and related documentation.

MAJOR FINANCING EVENT. At any time after the Effective Date, the occurrence of either (i) the receipt by MP, in a single transaction or series of related transactions, of funding of at least [***] or (ii) the receipt of funding by MP as a result of the initial public offering of securities of MP pursuant to an effective registration statement under the Securities Act of 1993, as amended

MP INTERACTIVE SITE. Any Interactive Site (other than the Affiliated MP Site) which is managed, maintained, owned or controlled by MP or its agents.

PREMIER PRODUCTS. Consumer movies and other consumer oriented video content delivered in fixed media formats (including, without limitation, VHS cassettes, digital video disks, DIVX and laserdiscs,


*** CERTAIN CONFIDENTIAL INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

("Video Products"), specifically excluding, however, (i) music audio entertainment products, (ii) any form of computer software (e.g. games and entertainment programs) and (iii) any movie or video content or other products distributed or delivered through an electronic data transfer format.

PRODUCT. Any product, good or service which MP (or others acting on its behalf or as distributors) offers, sells, provides, distributes or licenses to AOL Users directly or indirectly through (i) the Affiliated MP Site (including through any Interactive Site linked thereto), (ii) any other electronic means directed at AOL Users (e.g., e-mail offers), or (iii) an "offline" means (e.g., toll-free number) for receiving orders related to specific offers within the Affiliated MP Site requiring purchasers to reference a specific promotional identifier or tracking code, including, without limitation, products sold through surcharged downloads (to the extent expressly permitted hereunder).

SITE REVENUES. The combination of Transaction Revenues and Advertising
Revenues.

TRANSACTION REVENUES. Aggregate amounts paid by AOL Purchasers in connection with the sale, licensing, distribution or provision of any Products, including, in each case, service charges, and excluding, in each case, (a) amounts collected for sales or use taxes or duties and (b) credit card processing fees and shipping and handling charges (provided that, if these charges represent (at any time during the Term) a source of profit for MP, such charges will be included in the definition of Transaction Revenues), credits and chargebacks for returned or canceled goods or services, but not excluding cost of goods sold or any similar cost.

                                  EXHIBIT C

                              MPA CROSS-PROMOTION

A. Within each MP Interactive Site, MP shall include the following (the "AOL Promo"): a prominent promotional banner (at least 90 x 30 in size) appearing on the first screen of the MP Interactive Site, to promote such AOL products or services as AOL may designate (for example, the America Online-Registered Trademark- brand service, the CompuServe-Registered Trademark- brand service, the AOL.com-Registered Trademark- site, any of the Digital City-Registered Trademark- services or the AOL Instant Messenger-TM- service). AOL, in consultation with MP, will provide the creative content to be used in the AOL Promo (including designation of links from such content to other content pages). MP shall post (or update, as the case may be) the creative content supplied by AOL within the spaces for the AOL Promos within five days of its receipt of such content from AOL. Without limiting any other reporting obligations of the Parties contained herein, MP shall provide AOL with monthly written reports specifying the number of Impressions to the pages containing the AOL Promo during the prior month. In addition, within each MP Interactive Site, MP shall provide prominent promotion for the keywords associated with MP's Online Area and links from the MP Interactive Site to the relevant topic areas on AOL's AOL.com site. In connection with the foregoing, AOL will pay MP a standard bounty fee for any new subscribers to the AOL Service who subscribe to the AOL Service through the AOL Promo.

B. In MP's television, radio, print and "out of home" (e.g., buses and billboards) advertisements and in any publications, programs, features or other forms of media over which MP exercises at least partial editorial control, MP will include specific references or mentions (verbally where possible) of the availability of MP's Online Area through the America Online-Registered Trademark- brand service, which are at least as prominent as any references that MP makes to any MP Interactive Site (by way of site name, related company name, URL or otherwise). Without limiting the generality of the foregoing, MP's listing of the "URL" for any MP Interactive Site will be accompanied by an equally prominent listing of the "keyword" term on AOL for MP's Online Area.

                                  EXHIBIT D

                   DESCRIPTION OF PRODUCTS AND OTHER CONTENT


DVD - Video products
DVD - ROM products
DVD - Audio products
DVD - Recordable media
DVD - Enhanced DVD products, (e.g., products currently in development by VM
      Labs)


Laserdisc
Videotape
Sega
Playstation

Movie memorabilia
Home Theater accessories (e.g., replacement cases, cd wipes, disk cleaners, etc.)
Hats and T-Shirts, provided that any hats or t-shirts that are sold in the Affiliated MP Site must be related to Video Products or contain an MP logo or trademark, and cannot represent a substantial portion of Transaction Revenues.

                                   EXHIBIT E

                                  OPERATIONS


1. GENERAL. The Affiliated MP Site (including the Products and other Content contained therein) will be in the top three (3) in the video sale and rental industry, as determined by each of the following methods : (a) based on a cross-section of third-party reviewers who are recognized authorities in such industry and (b) with respect to all material quality averages or standards in such industry, including each of the following: (i) pricing of Products,
(ii) scope and selection of Products, (iii) quality of Products, (iv) customer service and fulfillment associated with the marketing and sale of Products and (v) ease of use. In addition, the Affiliated MP Site will, with respect to each of the measures listed above, be competitive in all respects with that which is offered by any MP Competitors.

2. AFFILIATED MP SITE INFRASTRUCTURE. MP will be responsible for all communications, hosting and connectivity costs and expenses associated with the Affiliated MP Site. MP will provide all hardware, software, telecommunications lines and other infrastructure necessary to meet traffic demands on the Affiliated MP Site from the AOL Network. MP will design and implement the network between the AOL Service and Affiliated MP Site such that (i) no single component failure will have a materially adverse impact on AOL Members seeking to reach the Affiliated MP Site from the AOL Network and
(ii) no single line will run at more than 70% average utilization for a 5-minute peak in a daily period. In this regard, MP will provide AOL, upon request, with a detailed network diagram regarding the network infrastructure supporting the Affiliated MP Site. In the event that MP elects to create a custom version of the Affiliated MP Site in order to comply with the terms of this Agreement, MP will bear responsibility for all aspects of the implementation, management and cost of such mirrored site.

3. OPTIMIZATION; SPEED. MP will use commercially reasonable efforts to ensure that: (a) the functionality and features within the Affiliated MP Site are optimized for the client software than in use by AOL Members; and (b) the Affiliated MP Site is designed and populated in a manner that minimizes delays when AOL Members attempt to access such site. At a minimum, MP will ensure that the Affiliated MP Site's data transfers initiate within fewer than fifteen (15) seconds on average. Prior to commercial launch of any material promotions described herein, MP will permit AOL to conduct performance and load testing of the Affiliated MP Site (in person or through remote communications), with such commercial launch not to commence until such time as AOL is reasonably satisfied with the results of any such testing.

4. USER INTERFACE. MP will maintain a graphical user interface within the Affiliated MP Site that is competitive in all material respects with interfaces of other similar sites based on similar form technology. AOL reserves the right to review and approve the user interface and site design prior to launch of the Promotions and to conduct focus group testing to assess compliance with respect to such consultation and with respect to MP's compliance with the preceding sentence.

5. TECHNICAL PROBLEMS. MP agrees to use commercially reasonable efforts to address material technical problems (over which MP exercises control) affecting use by AOL Members of the Affiliated MP Site (a "MP Technical Problem") promptly following notice thereof. In the event that MP is unable to promptly resolve a MP Technical Problem following notice thereof from AOL (including, without limitation, infrastructure deficiencies producing user delays), AOL will have the right to regulate the promotions it provides to MP hereunder until such time as MP corrects the MP Technical Problem at issue.

6. MONITORING. MP will ensure that the performance and availability of the Affiliated MP Site is monitored on a continuous basis. MP will provide AOL with contact information (including e-mail, phone, pager and tax information, as applicable, for both during and after business hours) for Partner's principal business and technical representatives for use in cases when issues or problems arise with respect to the Affiliated MP Site.

7. TELECOMMUNICATIONS. The Parties agree to explore encryption methodology to secure data communications between the Parties' data centers. The network between the Parties will be configured such that no single component failure will significantly impact AOL Users. The network will be sized such that no single line runs at more than 70% average utilization for a 5-minute peak in a daily period.

8. SECURITY. MP will utilize Internet standard encryption technologies (e.g., Secure Socket Layer - SSL) to provide a secure environment for conducting transactions and/or transferring private member information (e.g. credit card numbers, banking/financial information, and member address information) to and from the Affiliated MP Site. MP will facilitate periodic reviews of the Affiliated MP Site by AOL in order to evaluate the security risks of such site. MP will promptly remedy any security risks or breaches of security as may be identified by AOL's Operations Security team.

9.   TECHNICAL PERFORMANCE.
       i. MP will design the Affiliated MP Site to support the Windows version of the Microsoft Internet Explorer 3.0 and 4.0 browser, the Macintosh version of the Microsoft Internet Explorer 3.0, and make commercially reasonable efforts to support all other AOL browsers listed at:
          "http://webmaster.info.com/BrowTable.html."
      ii. To the extent MP creates customized pages on the Affiliated MP Site for AOL Members, MP will configure the server from which it serves the site to examine the HTTP User-Agent field in order to identify the "AOL Member-Agents" listed at:
          "http://webmaster.info.aol.com/Brow2Text.html."
     iii. MP will periodically review the technical information made available by AOL at http://webmaster.info.aol.com/CacheText.html.
      iv. MP will design its site to support HTTP 1.0 or later protocol as defined in RFC 1945 (available at "http://ds.internic.net/rfc/rfc 1945.text") and to adhere to AOL's parameters for refreshing cached information listed at http://webmaster.info.aol.com/CacheText.html.
       v. Prior to releasing material, new functionality or features through the Affiliated MP Site ("New Functionality"), MP will use commercially reasonable efforts to either (i) test the New Functionality to confirm its compatibility with AOL Service client software or (ii) provide AOL with written notice of the New Functionality so that AOL can perform tests of the New Functionality to confirm its compatibility with the AOL Service client software.

10. AOL INTERNET SERVICES MP SUPPORT. AOL will provide MP with access to the standard online resources, standards and guidelines documentation, technical phone support monitoring and after-hours assistance that AOL makes generally available to similarly situated web-based customers. AOL support will not, in any case, be involved with content creation on behalf of MP or support for any technologies databases, software or other applications which are not supported by AOL or are related to any MP area other than the Affiliated MP Site. Support to be provided by AOL is contingent on MP providing to AOL demo account information (where applicable), a detailed description of the Affiliated MP Site's software, hardware and network architecture and access to the Affiliated MP Site for purposes of such performance and load testing as AOL elects to conduct.

                                   EXHIBIT F

                  STANDARD ONLINE COMMERCE TERMS & CONDITIONS

1. AOL NETWORK DISTRIBUTION. MP will not authorize or permit any third party to distribute or promote the Products or any MP Interactive Site through the AOL Network absent AOL's prior written approval. The Promotions and any other promotions or advertisements purchased from or provided by AOL will link only to the Affiliated MP Site, will be used by MP solely for its own benefit and will not be resold, traded, exchanged, bartered, brokered or otherwise offered to any third party.

2. PROVISION OF OTHER CONTENT. In the event that AOL notifies MP that (i) as reasonably determined by AOL, any Content within the Affiliated MP Site violates AOL's then-standard Terms of Service (as set forth on the America Online-Registered Trademark- brand service at Keyword term "TOS"), the terms of this Agreement or any other standard, written AOL policy or (ii) AOL reasonably objects to the inclusion of any Content within the Affiliated MP Site (other than any specific items of Content which may be expressly identified in this Agreement), then MP will take commercially reasonable steps to block access by AOL Users to such Content using MP's then-available technology. In the event that MP cannot, through its commercially reasonable efforts, block access by AOL Users to the Content in question, then MP will provide AOL prompt written notice of such fact. AOL may then, at its option, restrict access from the AOL Network to the Content in question using technology available to AOL. MP will cooperate with AOL's reasonable requests to the extent AOL elects to implement any such access restrictions.

3. CONTESTS. MP will take all steps necessary to ensure that any contest, sweepstakes or similar promotion conducted or promoted through the Affiliated MP Site (a "Contest") complies with all applicable federal, state and local laws and regulations.

4. NAVIGATIONAL ICONS. Subject to the prior consent of MP, which consent will not be unreasonably withheld, AOL will be entitled to establish navigational icons, links and pointers connecting the Affiliated MP Site (or portions thereof) with other content areas on or outside of the AOL Network.

5. DISCLAIMERS. Upon AOL's request, MP agrees to include within the Affiliated MP Site a product disclaimer (the specific form and substance to be mutually agreed upon by the Parties) indicating that transactions are solely between MP and AOL Users purchasing Products from MP.

6. AOL LOOK AND FEEL. MP acknowledges and agrees that AOL will own all right, title and interest in and to the elements of graphics, design, organization, presentation, layout, user interface, navigation and stylistic convention (including the digital implementations thereof) which are generally associated with online areas contained within the AOL Network, subject to MP's ownership rights in any MP trademarks or copyrighted material with the Affiliated MP Site.

7. MANAGEMENT OF THE AFFILIATED MP SITE. MP will manage, review, delete, edit, create, update and otherwise manage all Products available on or through the Affiliated MP Site, in a timely and professional manner and in accordance with the terms of this Agreement. MP will ensure that each Affiliated MP Site is current, accurate and well-organized at all times. MP warrants that the Products and other Licensed Content: (i) will not infringe on or violate any copyright, trademark, U.S. patent or any other third party right, including without limitation, any music performance or other music-related rights; (ii) will not violate AOL's then-applicable Terms of Service; and (iii) will not violate any applicable law or regulation, including those relating to contests, sweepstakes or similar promotions. Additionally, MP represents and warrants that it owns or has a valid license to all rights to any Licensed Content used in AOL "slideshow" or other formats embodying elements such as graphics, animation and sound, free and clear of all encumbrances and without violating the rights of any other person or entity. MP also warrants that a reasonable basis exists for all Product performance or comparison claims appearing through the Affiliated MP Site. MP shall not in any manner, including, without limitation in any Promotion, the Licensed Content or the Materials state or imply that AOL recommends or endorses MP or MP's Products (e.g., no statements that MP is an "official" or "preferred" provider of products or services for AOL). AOL will have no obligations with respect to the Products available on or through the Affiliated MP Site, including, but not limited to, any duty to review or monitor any such Products.

8. DUTY TO INFORM. MP will promptly inform AOL of any information related to the Affiliated MP Site which could reasonably lead to a claim, demand, or liability of or against AOL and/or its affiliates by any third party.

9. CUSTOMER SERVICE. It is the sole responsibility of MP to provide customer service to persons or entities purchasing Products through the AOL Network ("Customers"). MP will bear full responsibility for all customer service, including without limitation, order processing, billing, fulfillment, shipment, collection and other customer service associated with any Products offered, sold or licensed through the Affiliated MP Site, and AOL will have no obligations whatsoever with respect thereto. MP will receive all emails from Customers via a computer available to MP's customer service staff and generally respond to such emails within one business day of receipt. MP will receive all orders electronically and generally process all orders within one business day of receipt, provided Products ordered are not advance order items. MP will ensure that all orders of Products are received, processed, fulfilled and delivered on a timely and professional basis. MP will offer AOL Users who purchase Products through such Affiliated MP Site a money back satisfaction guarantee. MP will bear all responsibility for compliance with federal, state and local laws in the event that Products are out of stock or are no longer available at the time an order is received. MP will also comply with the requirements of any federal, state or local consumer protection or disclosure law. Payment for Products will be collected by MP directly from customers. MP's order fulfillment operation will be subject to AOL's reasonable review.

10. PRODUCTION WORK. In the event that MP requests AOL's production assistance in connection with (i) ongoing programming and maintenance related to the Affiliated MP Site, (ii) a redesign of or addition to the Affiliated MP Site (e.g., a change to an existing screen format or construction of a new custom form), (iii) production to modify work performed by a third party provider or (iv) any other type of production work, MP will work with AOL to develop a detailed production plan for the requested production assistance (the "Production Plan"). Following receipt of the final Production Plan, AOL will notify MP of (i) AOL's availability to perform the requested production work, (ii) the proposed fee or fee structure for the requested production and maintenance work and (iii) the estimated development schedule for such work. To the extent the Parties reach agreement regarding implementation of agreed-upon Production Plan, such agreement will be reflected in a separate work order signed by the Parties. To the extent MP elects to retain a third party provider to perform any such production work, work produced by such third party provider must generally conform to AOL's standards & practices (as provided on the America Online brand service at Keyword term "styleguide"). The specific production resources which AOL allocates to any production resources which AOL allocates to any production work to be performed on behalf of MP will be determined by AOL in its sole discretion.

11. OVERHEAD ACCOUNTS. To the extent AOL has granted MP any overhead accounts on the AOL Service, MP will be responsible for the actions taken under or through its overhead accounts, which actions are subject to AOL's applicable Terms of Service and for any surcharges, including, without limitation, all premium charges, transaction charges, and any applicable communication surcharges incurred by any overhead Account issued to MP but MP will not be liable for charges incurred by any overhead account relating to AOL's standard monthly usage fees and standard hourly charges, which charges AOL will bear. Upon the termination of this Agreement, all overhead accounts, related screen names and any associated usage credits or similar rights, will automatically terminate. AOL will have no liability for loss of any data or content related to the proper termination of any overhead account.

12. NAVIGATION TOOLS. Any Keyword Search Terms to be directed to the Affiliated MP Site shall be (i) subject to availability for use by MP and
(ii) limited to the combination of the Keyword-TM- search modifier combined with a registered trademark of MP. AOL reserves the right to revoke at any time MP's use of any Keyword Search Terms which do not incorporate registered trademarks of MP. MP acknowledges that its utilization of a Keyword Search Term will not create in it, nor will it represent it has, any right, title or interest in or to such Keyword Search Term, other than the right, title and interest MP holds in MP's registered trademark independent of the Keyword Search Term. Without limiting the generality of the foregoing, MP will not:
(a) attempt to register or otherwise obtain trademark or copyright protection in the Keyword Search Term; or (b) use the Keyword Search Term, except for the purposes expressly required or permitted under this Agreement. To the extent AOL allows AOL Users to "bookmark" the URL or other locator for the Affiliated MP Site, such bookmarks will be subject to AOL's control at all times. Upon the termination of this Agreement, MP's rights to any Keyword Search Terms and bookmarking will terminate.

13. AOL USER COMMUNICATIONS. To the extent MP sends any form of communications to AOL Users, MP will promote the Affiliated MP Site as the location at which to purchase Products (as compared to any more general or other site or location). In addition, in any communication to AOL Users or on the Affiliated MP Site, MP will not encourage AOL Users to take any action inconsistent with the scope and purpose of this Agreement, including without limitation, the following actions: (a) using Content other than the Licensed Content; (b) bookmarking of Interactive Sites; (c) using Interactive Sites other than those covered by the revenue-sharing provisions herein; (d) changing the default home page on the AOL browser, or (e) using any Interactive Service other than AOL. Any email newsletters sent to AOL Users by MP or its agents

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

will (i) be subject to AOL's policies on use of the email functionality, including but not limited to AOL's policy on unsolicited bulk email, (ii) be sent only to AOL Users requesting to receive such newsletters, (iii) not contain Content which violates AOL's Terms of Service, and (iv) not contain any advertisements, marketing or promotion for any other Interactive Service. In any commercial e-mail communications to AOL Users which are otherwise permitted hereunder, MP will provide the recipient with a prominent and easy means to "opt-out" of receiving any future commercial e-mail communications from MP.

14. MERCHANT CERTIFICATION PROGRAM. MP will participate in any generally applicable "Certified Merchant" program operated by AOL or its authorized agents or contractors. Such program may require merchant participants on an ongoing basis to meet certain reasonable, generally applicable standards relating to provision of electronic commerce through the AOL Network (including, as a minimum, use of 40-bit SSL encryption and if requested by AOL, 128-bit encryption) and may also require the payment of certain reasonable certification fees to the applicable entity operating the program. Each Certified Merchant in good standing will be entitled to place on its affiliated Interactive Site an AOL designed and approved button promoting the merchant's status as an AOL Certified Merchant.

                                   EXHIBIT G

                       STANDARD LEGAL TERMS & CONDITIONS

1. PROMOTIONAL MATERIALS/PRESS RELEASES. Each Party will submit to the other Party, for its prior written approval, which will not be unreasonably withheld or delayed, any marketing, advertising, press releases, and all other promotional materials related to the Affiliated MP Site and/or referencing the other Party and/or its trade names, trademarks, and service marks (the "Materials"); provided, however, that either Party's use of screen shots of the Affiliated MP Site for promotional purposes will not require the approval of the other Party so long as America Online-Registered Trademark-is clearly identified as the source of such screen shots; and provided further, however, that following the initial public announcement of the business relationship between the Parties in accordance with the approval and other requirements contained herein, either Party's subsequent factual reference to the existence of a business relationship between the Parties will not required the approval of the other Party. Each Party will solicit and reasonably consider the views of the other Party in designing and implementing such Materials. Once approved, the Materials may be used by a Party and its affiliates for the purpose of promoting the Affiliated MP Site and the content contained therein and reused for such purpose until such approval is withdrawn with reasonably prior notice. In the event such approval is withdrawn, existing inventories of Materials may be depleted. Notwithstanding the foregoing, either Party may issue press releases and other disclosures as required by law or as reasonably advised by legal counsel without the consent of the other Party and in such event, the disclosing Party will provide at least five (5) business days prior written notice of such disclosure.

2. LICENSE. MP hereby grants AOL a non-exclusive worldwide license to market, license, distribute, reproduce, display, perform, transmit and promote the Licensed Content (or any portion thereof) through such areas or features of the AOL Network as AOL deems appropriate. MP acknowledges and agrees that the foregoing license permits AOL to distribute portions of the Licensed Content in synchronism or timed relation with visual displays prepared by MP or AOL (e.g., as part of an AOL "slideshow"). In addition, AOL Users will have the right to access and use the Affiliated MP Site.

3. TRADEMARK LICENSE. In designing and implementing the Materials and subject to the other provisions contained herein, MP will be entitled to use the following trade names, trademarks, and service marks of AOL: the "America Online-Registered Trademark-" brand service, "AOL-TM-" service/software and AOL's triangle logo; and AOL and its affiliates will be entitled to use the trade names, trademarks and service marks of MP for which MP holds all rights necessary for use in connection with this Agreement (collectively, together with the AOL marks listed above, the "Marks"); provided that each Party: (i) does not create a unitary composite mark involving a Mark of the other Party without the prior written approval of such other Party; and (ii) displays symbols and notices clearly and sufficiently indicating the trademark status and ownership of the other Party's Marks in accordance with applicable trademark law and practice.

4. OWNERSHIP OF TRADEMARKS. Each Party acknowledges the ownership of the other Party in the Marks of the other Party and agrees that all use of the other Party's Marks will inure to the benefit, and be on behalf, of the other Party. Each party acknowledges that its utilization of the other Party's Marks will not create in it, nor will it represent it has, any right, title, or interest in or to such Marks other than the licenses expressly granted herein. Each Party agrees not to do anything contesting or impairing the trademark rights of the other Party.

5. QUALITY STANDARDS. Each Party agrees that the nature and quality of its products and services supplied in connection with the other Party's Marks will conform to quality standards set by the other Party. Each Party agrees to supply the other Party, upon request, with a reasonable number of samples of any Materials publicly disseminated by such Party which utilize the other Party's Marks. Each Party will comply with all applicable laws, regulations, and customs and obtain any required government approvals pertaining to use of the other Party's marks.

6. INFRINGEMENT PROCEEDINGS. Each Party agrees to promptly notify the other Party of any unauthorized use of the other Party's Marks of which it has actual knowledge. Each Party will have the sole right and discretion to bring proceedings alleging infringement of its Marks or unfair competition related thereto; provided, however, that each Party agrees to provide the other Party with its reasonable cooperation and assistance with respect to any such infringement proceedings.

7. REPRESENTATIONS AND WARRANTIES. Each Party represents and warrants to the other Party that: (i) such Party has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of if hereunder; (ii) the execution of this Agreement by such Party, and the performance by such Party of its obligations and duties hereunder, do not and will not violate any agreement to which such Party is a party or by which it is otherwise bound; (iii) when executed and delivered by such

Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (iv) such Party acknowledges that the other Party makes no representations, warranties or agreements related to the subject matter hereof that are not expressly provided for in this Agreement. MP hereby represents and warrants that it possesses all authorizations, approvals, consents, licenses, permits, certificates or other rights and permissions necessary to sell the MP Products.

8. CONFIDENTIALITY. Each Party acknowledges that Confidential Information may be disclosed to the other Party during the course of this Agreement. Each Party agrees that it will take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information, during the term of this Agreement, and for a period of three years following expiration nor termination of this Agreement to prevent the duplication or disclosure of Confidential Information of the other Party, other than by or to its employees or agents who must have access to such Confidential Information to perform such Party's obligations hereunder, who will each agree to comply with this section. Notwithstanding the foregoing, either Party may issue a press release or other disclosure containing Confidential Information without the consent of the other Party, to the extent such disclosure is required by law, rule, regulation or government or court order. In such event, the disclosing Party will provide at least five (5) business days prior written notice of such proposed disclosure to the other Party. Further, in the event such disclosure is required of either Party under the laws, rules or regulations of the Securities and Exchange Commission or any other applicable governing body, such Party will (i) redact mutually agreed-upon portions of this Agreement to the fullest extent permitted under applicable laws, rules and regulations and (ii) submit a request to such governing body that such portions and other provisions of this Agreement receive confidential treatment under the laws, rules and regulations of the Securities and Exchange Commission or otherwise be held in the strictest confidence to the fullest extent permitted under the laws, rules or regulations of any other applicable governing body.

9.  LIMITATION OF LIABILITY; DISCLAIMER; INDEMNIFICATION.

9.1 LIABILITY. UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM BREACH OF THE AGREEMENT, THE SALE OF PRODUCTS, THE USE OR INABILITY TO USE THE AOL NETWORK, THE AOL SERVICE, AOL COM OR THE AFFILIATED MP SITE, OR ARISING FROM ANY OTHER PROVISION OF THIS AGREEMENT, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS (COLLECTIVELY, "DISCLAIMED DAMAGES"); PROVIDED THAT EACH PARTY
WILL REMAIN LIABLE TO THE OTHER PARTY TO THE EXTENT ANY DISCLAIMED DAMAGES ARE CLAIMED BY A THIRD PARTY AND ARE SUBJECT TO INDEMNIFICATION PURSUANT TO
SECTION 9.3 EXCEPT AS PROVIDED IN SECTION 9.3 (I) LIABILITY ARISING UNDER THIS AGREEMENT WILL BE LIMITED TO DIRECT, OBJECTIVELY MEASURABLE DAMAGES, AND
(II) THE MAXIMUM LIABILITY OF ONE PARTY TO THE OTHER PARTY FOR ANY CLAIMS ARISING IN CONNECTION WITH THIS AGREEMENT WILL NOT EXCEED THE AGGREGATE AMOUNT OF PAYMENT OBLIGATIONS OWED TO THE OTHER PARTY HEREUNDER IN THE YEAR IN WHICH THE EVENT GIVING RISE TO LIABILITY OCCURS; PROVIDED THAT EACH PARTY WILL REMAIN LIABLE FOR THE AGGREGATE AMOUNT OF ANY PAYMENT OBLIGATIONS OWED TO THE OTHER PARTY PURSUANT TO THE AGREEMENT.

9.2 NO ADDITIONAL WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE AOL NETWORK, THE AOL SERVICE, AOL COM OR THE AFFILIATED MP SITE. INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AOL
SPECIFICALLY DISCLAIMS ANY WARRANTY REGARDING THE PROFITABILITY OF THE AFFILIATED MP SITE.

9.3 INDEMNITY. Either Party will defend, indemnify, save and hold harmless the other Party and the officers, directors, agents, affiliates, distributors, franchisees and employees of the other Party from any and all third party claims, demands, liabilities, costs or expenses, including reasonable attorneys' fees ("Liabilities"), resulting from the Indemnifying Party's material breach of any duty, representation or warranty of this Agreement.

9.4 CLAIMS. If a Party entitled to indemnification hereunder (the "Indemnified Party") becomes aware of any matter it believes is indemnifiable hereunder involving any claim, action, suit, investigation, arbitration or other proceeding against the Indemnified Party by any third party (each an "Action"), the Indemnified Party will give the other


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

Party (the "Indemnifying Party") prompt written notice of such Action. Such notice will (i) provide the basis on which Indemnification is being asserted and (ii) be accompanied by copies of all relevant pleadings, demands, and other papers related to the Action and in the possession of the Indemnified Party. The Indemnifying Party will have a period of ten (10) days after delivery of such notice to respond. If the Indemnifying Party elects to defend the Action or does not respond within the requisite ten (10) day period, the Indemnifying Party will be obligated to defend the Action, at its own expense, and by counsel reasonably satisfactory to the Indemnified
Party. The Indemnified Party will cooperate, at the expense of the Indemnifying Party, with the Indemnifying Party and its counsel in the defense and the Indemnified Party will have the right to participate fully, at its own expense, in the defense of such Action. If the Indemnifying Party responds within the required ten (10) day period and elects not to defend such Action, the Indemnified Party will be free, without prejudice to any of the Indemnified Party's rights hereunder, to compromise or defend (and control the defense of) such Action. In such case, the Indemnifying Party will cooperate at its own expense, with the Indemnified Party and the counsel in the defense against such Action and the Indemnifying Party will have the right to participate fully, at its own expense, in the defense of Action. Any compromise or settlement of an Action will require the prior written consent of both Parties hereunder, such consent not to be unreasonably withheld or delayed.

9.5. ACKNOWLEDGMENT. AOL and MP each acknowledges that the provisions of this Agreement were negotiated to reflect an informed, voluntary allocation between them of all risks (both known and unknown) associated with the transactions contemplated hereunder. The limitations and disclaimers related to warranties and liability contained in this Agreement are intended to limit the circumstances and extent of liability. The provisions of this Section 9 will be enforceable independent of and severable from any other enforceable or unenforceable provision of this Agreement.

10. SOLICITATION OF AOL USERS. During the term of the Agreement and for a two year period thereafter, MP will not use the AOL Network (including, without limitation, the e-mail network contained therein) to solicit AOL Members on behalf of another Interactive Service. More generally, MP will not send unsolicited, commercial e-mail (i.e., "spam") through or into AOL's products or services, absent a Prior Business Relationship. For purposes of this Agreement, a "Prior Business Relationship" will mean that the AOL Member to whom commercial e-mail is being sent has voluntarily either (i) engaged in a transaction with MP or (ii) provided information to MP through a contest, registration or other communication, which included clear notice to the AOL Member that the information provided could result in commercial e-mail being sent to that AOL Member by MP or its agents. Any commercial e-mail to be sent through or into AOL's products or services shall also be subject to AOL's then-standard restrictions on distribution of bulk e-mail (e.g., related to the time and manner in which such e-mail can be distributed through or into the AOL product or service in question).

11. COLLECTION AND USE OF USER INFORMATION. MP shall ensure that its collection, use and disclosure of information obtained from AOL Members under this Agreement ("Member Information") complies with (i) all applicable laws and regulations and (ii) AOL's standard privacy policies, available on the AOL Service at the keyword term "Privacy" (or, in the case of the Affiliated MP Site, MP's standard privacy policies so long as such policies are prominently published on the site and provide adequate notice, disclosure and choice to users regarding MP's collection, use and disclosure of user information). MP will not disclose Member Information collected hereunder to any third party in a manner that identifies AOL Members as end users of an AOL product or service or use Member Information collected under this Agreement to market another Interactive Service.

12. EXCUSE. Neither Party will be liable for, or be considered in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions which are beyond such Party's reasonable control and which such Party is unable to overcome by the exercise of reasonable diligence.

13. INDEPENDENT CONTRACTORS. The Parties to this Agreement are independent contractors. Neither Party is an agent, representative or MP of the other Party. Neither Party will have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other Party. This Agreement will not be interpreted or construed to create an association, agency, joint venture or partnership between the Parties or to impose any liability attributable to such a relationship upon either Party.

14. NOTICE. Any notice, approval, request, authorization, direction or other communication under this Agreement will be given in writing and will be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered by electronic mail on the AOL Network (to screenname "AOLNotice@AOL.com" in the case of AOL) or by confirmed facsimile; (ii) on the delivery date if delivered personally to the Party to whom the same is directed; (iii) one business day after deposit with a commercial overnight carrier, with written verification of receipt; or (iv) five business days after the mailing date, whether or not actually received, if sent by U.S. mail, return

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

receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available. In the case of AOL, such notice will be provided to both the Senior Vice President for Business Affairs (fax no. 703-265-1206) and the Deputy General Counsel (fax no. 703-265-1105); each at the address of AOL set forth in the first paragraph of this Agreement. In the case of MP, except as otherwise specified herein, the notice address will be the address for MP set forth in the first paragraph of this Agreement, with the other relevant notice information, including the recipient for notice and, as applicable, such recipient's fax number or AOL e-mail address, to be as reasonably identified by AOL.

15. LAUNCH DATES. In the event that any terms contained herein relate to or depend on the commercial launch date of the Affiliated MP Site contemplated by this Agreement (the "Launch Date"), then it is the intention of the Parties to record such Launch Date in a written instrument signed by both Parties promptly following such Launch Date; provided that, in the absence of such a written instrument, the Launch Date will be as reasonably determined by AOL based on the information available to AOL.

16. NO WAIVER. The failure of either Party to insist upon or enforce strict performance by the other Party of any provision of this Agreement or to exercise any right under this Agreement will not be construed as a waiver or relinquishment to any extent of such Party's right to assert or rely upon any such provision or right in that or any other instance; rather, the same will be and remain in full force and effect.

17. RETURN OF INFORMATION. Upon the expiration or termination of this Agreement, each Party will, upon the written request of the other Party, return or destroy (at the option of the Party receiving the request) all confidential information, documents, manuals and other materials specified the other Party.

18. SURVIVAL. Section 6.3 of the body of the Agreement, Section 13 of Exhibit F, and Sections 8 through 28 of this Exhibit, will survive the completion, expiration, termination or cancellation of this Agreement.

19. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and supersedes any and all prior agreements of the Parties with respect to the transactions set forth herein. Neither Party will be bound by, and each Party specifically objects to, any term, condition or other provision which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by the other Party in any correspondence or other document, unless the Party to be bound thereby specifically agrees to such provision in writing.

20. AMENDMENT. No change, amendment or modification of any provision of this Agreement will be valid unless set forth in a written instruments signed by the Party subject to enforcement of such amendment, and in the case of AOL, by an executive of at least the same standing to the executive who signed the Agreement.

21. FURTHER ASSURANCES. Each Party will take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by any other Party for the implementation or continuing performance of this Agreement.

22. ASSIGNMENT. MP will not assign this Agreement or any right, interests or benefit under this Agreement without the prior written consent of AOL. Assumption of the Agreement by any successor to MP that is an Interactive Service (including, without limitation, by way of merger or consolidation), will be subject to AOL's prior written approval. Subject to the foregoing, this Agreement will be fully binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns.

23. CONSTRUCTION SEVERABILITY. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the Parties to this Agreement, (i) such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect.

24. REMEDIES. Except where otherwise specified, the rights and remedies granted to a Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the Party may possess at law or in equity; provided that, in connection with any dispute hereunder, MP will be not entitled to offset any amounts that it claims to be due and payable from AOL against amounts otherwise payable by MP to AOL.

25. APPLICABLE LAW. Except as otherwise expressly provided herein, this Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the Commonwealth of Virginia except for its conflicts of laws principles.

26. EXPORT CONTROLS. Both Parties will adhere to all applicable laws, regulations and rules relating to the export of technical data and will not export or re-export any technical data, any products received from the other Party or the direct product of such technical data to any prescribed

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

country listed in such applicable laws, regulations and rules unless properly authorized.

27. HEADINGS. The captions and headings used in this Agreement are inserted for convenience only and will not affect the meaning or interpretation of this Agreement.

28. COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same document.

              FIRST AMENDMENT TO INTERACTIVE MARKETING AGREEMENT

     This First Amendment (the "Amendment") dated as of May 1, 1999, is entered into by and between American Online, Inc. ("AOL"), a Delaware corporation with principal offices located at 22000 AOL Way, Dulles, VA 20166 and DVD EXPRESS, Inc. ("MP"), a California corporation, with offices located at 7083 Hollywood Boulevard, Suite 1000, Los Angeles, CA 90028, and modifies that certain Interactive Marketing Agreement dated as of August 1, 1998 by and between AOL and MP (the "Original Agreement"). AOL and MP may be referred to individually as a "Party" and collectively as the "Parties". Defined terms used herein but not defined in this Amendment shall have the meanings ascribed to such terms in the Original Agreement.

                                INTRODUCTION

     WHEREAS, the Parties desire to modify certain terms of the Original Agreement, as provided below.

     NOW, THEREFORE, in consideration of the terms and conditions set forth in this Amendment and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, AOL and MP hereby agree to amend the Original Agreement in accordance with the following terms and conditions:

                                     TERMS


1. EARLY TERMINATION RIGHT. Section 6.7 of the Original Agreement is hereby amended by adding the following language to the end of the first sentence of such Section: "(collectively, the 'Early Termination Right'); PROVIDED, HOWEVER, that in the event of the occurrence of an "IPO" prior to such one (1) year anniversary of the Effective Date, such Early Termination Right shall expire. For the purposes of this Section 6.7, an 'IPO' shall mean the receipt of equity funding by MP as a result of the initial public offering of securities of MP pursuant to an effective registration statement under the Securities Act of 1933, as amended."


2. ORDER OF PRECEDENCE. This Amendment is supplementary to and modifies the Original Agreement. The terms of this Amendment supersede provisions of the Original Agreement only to the extent that it is expressly provided for herein, or to the extent that the terms hereof expressly conflict with the terms of the Original Agreement. However, nothing contained in this Amendment should be interpreted as invalidating the Original Agreement, and provisions of the Original Agreement will continue to govern relations between the Parties insofar as they do not expressly conflict with this Amendment.

3. COUNTERPARTS. This Amendment may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same document.

                   [REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.


AMERICA ONLINE, INC.                   DVD EXPRESS, INC.

By: /s/ ERIC L. KELLER                 By: /s/ MICHAEL DUBELKO
    ------------------------------         -------------------------------

Print Name:  Eric L. Keller            Print Name: Michael Dubelko
            ----------------------                 -----------------------

Title:  Vice President                 Title: CEO
       ---------------------------            ----------------------------


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